EXHIBIT 99

[Orient-Express Hotels Ltd. news release paper]

Contact:

Martin O’Grady	Vicky Legg
Vice President, Chief Financial Officer	Director, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4067
E: martin.ogrady@orient-express.com	E: vicky.legg@orient-express.com

FOR IMMEDIATE RELEASE

February 24, 2011

ORIENT-EXPRESS HOTELS REPORTS FOURTH QUARTER

AND FULL YEAR 2010 RESULTS

Fourth Quarter Earnings Summary

•                  Fourth quarter total revenue, excluding Real Estate, up 13% to $126.6 million

•                  Revenue from Owned Hotels up 15% to $102.2 million

•                  Same store RevPAR up by 9% in local currency, up 10% in US dollars

•                  Adjusted EBITDA before Real Estate of $16.2 million, up 17%

Key Events

•                  Raised $117.3 million of cash in common share offering

•                  Completed the refinancing of six European hotels with new loan facilities totaling €187.5 million ($251.5 million)

•                  Completed the refinancing of four US properties with new loan facilities totaling $122.9 million, bringing the total amount of debt refinanced in the fourth quarter of 2010 to $374.4 million

•                  Appointed Roy Paul as Vice President and Chief Development Officer to drive management contract opportunities

•                  Refurbished 32 rooms and opened new Planet Restaurant at Mount Nelson Hotel, Cape Town

•                  Second phase of three year refurbishment in Sicily completed

•                  Hotel Ritz Madrid celebrated the 100th anniversary of its inauguration in the presence of Infanta D.ª Elena, the eldest daughter of King D. Juan Carlos I of Spain

Hamilton, Bermuda, February 24, 2011.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the fourth quarter and full year ended December 31, 2010.

“Widespread belief that our industry has begun to enter a sustained period of recovery was supported by a fourth consecutive quarter of good RevPAR growth, albeit in a quarter that is ‘low season’ for many of our properties,” said Paul White, President and Chief Executive Officer.  “The same store RevPAR growth of 10% (9% in local currency) was driven primarily by occupancy, with rates holding up well.  In addition to this solid operating performance, the Company continued to improve its balance sheet after completing key refinancings on ten assets and raising $117.3 million of cash by way of a successful common share offering.

“I am pleased to see Orient—Express continue to achieve the highest recognition for its service levels, with more awards from the most highly regarded sources in the industry. Credit must be given to our workforce around the world, who continually strive to exceed customer expectations — the true driver of RevPAR.”

Business Highlights

Revenue, excluding Real Estate, was $126.6 million in the fourth quarter of 2010, up $14.5 million from the fourth quarter of 2009.

Revenue from Owned Hotels for the fourth quarter was $102.2 million, up $13.1 million from the fourth quarter of 2009. On a same store basis, Owned Hotels RevPAR was up 9% in local currency and up 10% in US dollars.

Trains and Cruises revenue in the fourth quarter was $17.6 million compared to $16.1 million in the fourth quarter of 2009.

Adjusted EBITDA before Real Estate was $16.2 million compared to $13.8 million in the prior year. The principal variances from the fourth quarter of 2009 included the Brazilian hotels (up $2.0 million), La Samanna, St Martin (up $0.9 million), Hotel Cipriani, Venice (up $0.8 million), Trains and Cruises (up $0.8 million) and ‘21’ Club, New York, (up $0.5 million), offset by Southern African hotels (down $1.2 million), Grand Hotel Europe, St Petersburg (down $0.6 million) and Maroma Resort & Spa, Riviera Maya (down $0.6 million).

Adjusted net losses from continuing operations for the period were $16.0 million (loss of $0.17 per common share), compared with $11.0 million ($0.14 per common share) in the fourth quarter of 2009.  Net loss attributable to Orient-Express Hotels Ltd. for the period was $26.5 million (loss of $0.27 per common share), compared with a net loss attributable to Orient-Express Hotels Ltd. of $16.8 million (loss of $0.22 per common share) in the fourth quarter of 2009. The current quarter net loss includes a $5.2 million tax charge in respect of valuation allowances compared to no charge in respect of valuation allowances in the prior year quarter.

In November, the Company completed its public offering of 10 million Class A common shares.  In addition, the underwriters for the offering exercised in full their over-allotment option to purchase an additional 1.5 million Class A common shares, bringing the total shares sold to 11.5 million at a price of $10.75 per share for gross proceeds of $123.6 million.  The Company received net proceeds of approximately $117.3 million, after deducting underwriting discounts and offering expenses.

During the fourth quarter the refinancing of six European hotels was completed with new loan facilities totaling €187.5 million ($251.5 million at the exchange rate at December 31, 2010). Also during the quarter, four US properties were refinanced for a total of $122.9 million. This brings the total amount of debt refinanced in the fourth quarter of 2010 to $374.4 million, all of which has a maturity profile of at least three years.

In November 2010, the Company reached agreement for the sale of a non-core asset in France for $12.1 million and the sale is scheduled to complete in the first quarter of 2011.

In January 2011, the Company appointed Roy Paul as Vice President and Chief Development Officer to drive its planned entry into the management contract business. Until 2007, Roy Paul had led the development team at Four Seasons Hotels and Resorts for 20 years.

During the quarter, 32 rooms overlooking the garden in the main building of the Mount Nelson Hotel were refurbished.  The rooms have been designed along classic lines with refreshing contemporary elements.  In December, the hotel successfully launched a new concept gourmet restaurant called Planet.

The €2.0 million ($2.7 million) second phase of a three year complete renovation project at Grand Hotel Timeo and Villa Sant’Andrea, Taormina, which the Company acquired in January 2010, continued this quarter whilst both hotels were closed for the winter season.  Villa Sant’Andrea has a new infinity edge pool overlooking the Bay of Mazzarò and the pool restaurant at Grand Hotel Timeo has been extended. Since acquisition, across both properties 25 new suites and junior suites have been created from existing room stock. More than 80% of room stock at both properties has been refurbished since acquisition.

La Résidence Phou Vao, Luang Prabang received the Enduring Excellence Award 2011 at Tatler magazine’s Travel Awards, and the Copacabana Palace, Rio de Janeiro was

awarded the Hotels Green Stamp prize from the Brazilian Association of the Hotel Industry.

Regional Performance

Europe:

In the fourth quarter, revenue from owned hotels was $29.7 million, up 10% from $26.9 million in the fourth quarter of 2009. Same store local currency RevPAR was unchanged from the prior year (down 7% in US dollars). EBITDA was a loss of $0.3 million in 2010 versus a profit of $1.2 million in the prior year. The two new hotels in Sicily, which were closed for most of the quarter, reported an EBITDA loss of $1.5 million.

North America:

Revenue from owned hotels was $28.1 million, up 14% from $24.6 million in the fourth quarter of 2009. Local currency same store RevPAR increased by 11%. EBITDA was $3.3 million compared to $2.6 million in the fourth quarter of 2009. Charleston Place, Charleston and La Samanna benefited from revenue growth of 17% and 23%, respectively.

Rest of World:

Southern Africa:

Fourth quarter revenue was $9.8 million, up 7% from $9.2 million in the fourth quarter of 2009 largely as a result of strong corporate business at The Westcliff, Johannesburg.  Same store local currency RevPAR was down 8% (up 1% in US dollars). EBITDA was $1.4 million, compared to $2.6 million in the fourth quarter of 2009. EBITDA was negatively impacted by pre-opening costs for the new Planet Restaurant and energy tariff increases at the Mount Nelson Hotel.

South America:

Revenue increased by 23% to $24.1 million in the fourth quarter of 2010, from $19.6 million in the fourth quarter of 2009. Same store RevPAR increased by 18% in both local currency and US dollars. EBITDA was $6.0 million, compared to $4.2 million last year, an increase of 43%. Year on year revenue increased at Hotel das Cataratas, Iguassu Falls by $1.9 million or 75% following the recent major refurbishment of the rooms and public areas to Orient-Express standards. Year on year revenue increased at Copacabana Palace by $2.4 million or 16%, primarily driven by growth in average rate.

Asia Pacific:

Revenue for the fourth quarter of 2010 was $10.6 million, an increase of $1.8 million or 20% year over year. Same store local currency RevPAR increased by 22% in local currency (22% in US dollars). EBITDA was $2.5 million compared to $2.1 million in the fourth quarter of 2009.

Hotel management and part-ownership interests:

EBITDA for the fourth quarter of 2010 was $0.4 million compared to EBITDA of $1.2 million in the fourth quarter of 2009. The share of results from Hotel Ritz Madrid and Peru hotels decreased by $0.5 million and $0.4 million, respectively.

Restaurants:

Revenue from ‘21’ Club in the fourth quarter of 2010 was $6.5 million compared to $5.7 million in the same quarter of 2009, and EBITDA was $2.2 million compared with $1.7 million in 2009. This growth is largely attributable to a 7% increase in average spend.

Trains and Cruises:

Revenue increased by $1.5 million to $17.6 million in the fourth quarter of 2010, an increase of 9% year over year, and EBITDA increased by $0.8 million to $5.4 million. Fourth quarter EBITDA for the Venice Simplon-Orient-Express increased from 2009 by $0.4 million as a result of increased passenger numbers, and EBITDA for Road to Mandalay increased by $0.7 million as operations in 2009 had only just re-commenced after a full refurbishment. These gains are offset by a decrease in the share of results from PeruRail of $0.5 million, caused largely by higher fuel costs and the scheduled reduction of an allowance received against concession fees payable to the Peruvian government.

Central costs:

In the fourth quarter of 2010, central costs decreased by $0.9 million to $5.6 million compared with $6.5 million in the prior year period.

Real Estate:

In the fourth quarter of 2010, there was an EBITDA loss of $0.7 million from Real Estate activities, primarily related to Porto Cupecoy, Sint Maarten, compared with a loss of $1.9 million in 2009. During the quarter, six units were sold and the Company recognized $7.9 million of revenue from eight units transferred to customers.  Cumulatively, at the end of the quarter, 103 units net of cancellations had been sold and the legal title of 95 units had been transferred. Since the end of the quarter, a further eight units have been sold, resulting in 111 or 60% of the total units sold and leaving 73 units unsold.

Depreciation, amortization and impairment:

The depreciation and amortization charge for the fourth quarter of 2010 was $11.4 million compared with $11.0 million in the fourth quarter of 2009. The increase was largely due to the depreciation charge relating to the two new Sicilian hotels.

During the quarter, there was an impairment charge of $8.0 million, which included $6.4 million relating to the Company’s New York hotel project, and a charge of $1.6 million relating to two model homes at Keswick Estate, Virginia.

Interest:

The interest charge for the fourth quarter of 2010 was $11.7 million compared with $6.7 million in the fourth quarter of 2009. The current year quarter included a $1.3 million charge to write off deferred finance costs relating to debt that was refinanced in the quarter and a $1.9 million associated cost of termination of interest rate swaps.

Tax:

The tax charge for continuing operations for the fourth quarter of 2010 was $9.9 million, compared to a tax charge of $4.6 million in the same quarter in the prior year. The 2010 fourth quarter tax charge included a $5.2 million charge in respect of valuation allowances.

Discontinued operations:

Losses from discontinued operations in the quarter were $2.8 million. This included a loss of $1.7 million at Windsor Court Hotel, New Orleans, where an insurance settlement resulted in the write off of costs above a $0.5 million award, and an impairment charge of $1.1 million in respect of two Internet businesses that were written down to reflect the level of an offer received.

Investment:

The Company invested $3.0 million during the quarter in the two new Sicilian properties. Payments of a further $1.5 million were made to the New York Public Library and there was additional capital expenditure of $11.9 million, including $1.8 million at Mount Nelson Hotel, $1.6 million at Hotel das Cataratas and $1.3 million at El Encanto, Santa Barbara.

Liquidity

At December 31, 2010, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $728.4 million, working capital loans of $1.2 million and cash balances of $158.8 million (including $8.4 million of restricted cash), giving a total net debt of $570.8 million compared with total net debt of $659.2 million at the end of the third quarter of 2010. The decrease in net debt is largely attributable to the equity raise completed during the quarter.

At December 31, 2010, undrawn amounts available to the Company under short-term lines of credit were $12.1 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability (excluding restricted cash) at December 31, 2010, to $174.5 million.

At December 31, 2010, approximately 54% of the Company’s debt was at fixed interest rates and 46% was at floating interest rates. The weighted average maturity of the debt was approximately 3.4 years and the weighted average interest rate (including margin and swaps) was approximately 4.5%.

At December 31, 2010, excluding revolving credit facilities of $28.0 million which are available for redrawing, the Company had $98.6 million of debt repayments due within 12 months. The Company is in advanced discussions with two existing lenders regarding the refinancing of two loans totaling $58.7 million that mature within 12 months, leaving a further $39.9 million of scheduled debt amortization due within the 12 month period.

Outlook

“As we move into 2011,” said Paul White, “it is perhaps worth reflecting on some key achievements Orient—Express has made in 2010:

•                Same store RevPAR, up 11% (local currency and US dollars)

•                Strengthened balance sheet with capital raises and key refinancings with maturities of 3-5 years

•                Net debt to adjusted EBITDA before Real Estate reduced from 9.1x to 6.7x

•                Acquired two ‘iconic’ properties in a core market (Italy) and completed the upgrade of Hotel das Cataratas

•                Won ‘Cipriani’ trademark litigation, securing a valuable brand in Europe

•                Closed and agreed sales of three non-core assets for $33.5 million

•                Completed Porto Cupecoy development with 111 units or 60% sold at February 24, 2011

“This was all in a year where the first quarter was dominated by severe weather conditions in Peru and Madeira, the ash cloud in Europe, and political unrest in South East Asia.  As we look forward, the US traveler is returning to our high end properties, backed up by stronger domestic business.  Leisure and corporate transient sectors are showing stronger recovery, with groups trailing, with the key result being the ability to drive average daily rate and average daily spend across our portfolio.”

*******

Reconciliation and Adjustments

	Three months ended December 31		Twelve months ended December 31
$’000 — except per share amounts	2010	2009	2010	2009
EBITDA	6,630	13,215	37,569	69,547
Real Estate	666	1,943	5,329	3,476
EBITDA before Real Estate	7,296	15,158	42,898	73,023
Adjusted items:
Legal costs (1)	(18)	6	(175)	654
Cipriani litigation (2)	—	—	(788)	—
Grand Hotel Timeo & Villa Sant’Andrea (3)	344	—	2,068	—
Management restructuring (4)	555	—	1,666	1,419
Peru hotel depreciation adjustment (5)	—	—	1,240	—
Impairment (6)	7,986	—	38,497	6,500
Gain on insurance proceeds (7)	—	(1,385)	—	(1,385)

Adjusted EBITDA before Real Estate	16,163	13,779	85,406	80,211

Reported net loss attributable to Orient-Express Hotels Ltd.	(26,479)	(16,830)	(62,759)	(68,797)
Net losses/(earnings) attributable to non-controlling interests	5	(48)	(179)	(60)
Reported net loss	(26,484)	(16,782)	(62,580)	(68,737)
Discontinued operations net of tax	2,793	6,199	(469)	48,613
Net losses from continuing operations	(23,691)	(10,583)	(63,049)	(20,124)
Adjusted items net of tax:
Legal costs (1)	(18)	6	(175)	654
Cipriani litigation (2)	—	—	(788)	—
Grand Hotel Timeo & Villa Sant’Andrea (3)	249	—	1,535	—
Management restructuring (4)	397	—	1,322	1,043
Peru hotel depreciation adjustment (5)	—	—	853	—
Impairment (6)	7,426	—	37,937	6,500
Gain on insurance proceeds (7)	—	(1,385)	—	(1,385)
Interest rate swaps (8)	1,104	(142)	1,772	823
Amortization of finance costs (9)	906	—	906	—
Foreign exchange (10)	(2,379)	1,056	(4,946)	812
Adjusted net loss from continuing operations	(16,006)	(11,048)	(24,633)	(11,677)

Reported EPS	(0.27)	(0.22)	(0.68)	(1.01)
Reported EPS from continuing operations	(0.25)	(0.14)	(0.69)	(0.30)
Adjusted EPS from continuing operations	(0.17)	(0.14)	(0.27)	(0.17)
Number of shares (millions)	96.62	76.84	91.54	68.05

(1)	Legal costs incurred in defending the Company’s class B common share structure, net of awards or claims for reimbursement.
(2)	Cash received in excess of costs incurred following settlement of ‘Cipriani’ trademark litigation.
(3)	Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.
(4)	Restructuring and redundancy costs.
(5)	Additional charge to reflect revision of useful economic life of assets at Machu Picchu Sanctuary Lodge.
(6)	Impairment charges recorded on owned properties and Porto Cupecoy.
(7)	Gain on the settlement of insurance proceeds received for cyclone-damaged assets on the Road to Mandalay ship.
(8)	Charges on swaps that did not qualify for hedge accounting and termination costs on closing swaps.
(9)	Amortization of remaining deferred finance costs on refinanced debt.
(10)	Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Net debt / adjusted EBITDA reconciliation

	Twelve months ended and as at December 31
$’000	2010	2009

Cash (including restricted cash)	158,773	91,568

Working capital facilities	1,174	6,666
Current portion of long-term debt and capital leases	124,805	173,223
Current portion of long-term debt of consolidated variable interest entities	1,775	165
Long-term debt and obligations under capital leases	511,336	559,042
Long-term debt of consolidated variable interest entities	90,529	79,304
	729,619	818,400

Net debt	570,846	726,832

Adjusted EBITDA before Real Estate	85,406	80,211

Net debt / adjusted EBITDA before Real Estate	6.7x	9.1x

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Friday, February 25, 2011 at 10.00 hrs EST (15.00 GMT) which is accessible at +1 888 935 4577 (US toll free) or +44 (0)20 7136 6284 (Standard International).  The conference ID is 7314941.  A re-play of the conference call will be available until 23.00pm (EST) Wednesday, March 2, 2011 and can be accessed by calling +1 347 366 9565 (US) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 7314941#.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD.

Three Months ended December 31, 2010

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended December 31
$’000 — except per share amount	2010	2009
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	29,696	26,894
- North America	28,099	24,609
- Rest of World	44,379	37,621
Hotel management & part ownership interests	353	1,221
Restaurants	6,489	5,719
Trains & Cruises	17,622	16,099
Revenue and earnings from unconsolidated companies before Real Estate	126,638	112,163
Real Estate	7,889	18
Total (1)	134,527	112,181

Analysis of earnings
Owned hotels
- Europe	(264)	1,207
- North America	3,347	2,622
- Rest of World	9,827	8,888
Hotel management & part ownership interests	353	1,221
Restaurants	2,217	1,726
Trains & Cruises	5,432	4,623
Central overheads	(5,630)	(6,514)
EBITDA before Real Estate and Impairment	15,282	13,773
Real Estate	(666)	(1,943)
EBITDA before Impairment	14,616	11,830
Impairment	(7,986)	—
Gain on insurance proceeds	—	1,385
EBITDA	6,630	13,215
Depreciation & amortization	(11,401)	(11,049)
Interest	(11,701)	(6,740)
Foreign exchange	2,696	(1,376)
Losses before tax	(13,776)	(5,950)
Tax	(9,915)	(4,633)
Net losses from continuing operations	(23,691)	(10,583)
Discontinued operations	(2,793)	(6,199)
Net losses	(26,484)	(16,782)
Net losses / (earnings) attributable to non-controlling interests	5	(48)
Net losses attributable to Orient-Express Hotels Ltd.	(26,479)	(16,830)
Loss per common share attributable to Orient- Express Hotels Ltd.	(0.27)	(0.22)
Number of shares — millions	96.62	76.84

(1)   Comprises earnings from unconsolidated companies of $963,000 (2009 - $2,331,000) and revenue of $133,564,000 (2009 - $109,850,000).

ORIENT-EXPRESS HOTELS LTD.

Three Months Ended December 31, 2010

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31
	2010	2009
Average Daily Rate (in US dollars)
Europe	497	555
North America	330	349
Rest of World	343	321
Worldwide	369	373

Rooms Available (000’s)
Europe	65	58
North America	66	67
Rest of World	120	118
Worldwide	251	243

Rooms Sold (000’s)
Europe	26	23
North America	42	37
Rest of World	69	63
Worldwide	137	123

RevPAR (in US dollars)
Europe	202	216
North America	211	191
Rest of World	198	171
Worldwide	202	187

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	144	155	-7%	0%
North America	211	191	11%	11%
Rest of World	198	171	16%	12%
Worldwide	190	173	10%	9%

ORIENT-EXPRESS HOTELS LTD.

Twelve Months ended December 31, 2010

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Twelve months ended December 31
$’000 — except per share amount	2010	2009
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	169,772	155,830
- North America	107,909	100,486
- Rest of World	148,778	116,182
Hotel management & part ownership interests	2,228	2,995
Restaurants	15,809	14,436
Trains & Cruises	67,913	67,968
Revenue and earnings from unconsolidated companies before Real Estate	512,409	457,897
Real Estate	64,019	1,706
Total (1)	576,428	459,603

Analysis of earnings
Owned hotels
- Europe	37,388	38,595
- North America	14,963	14,579
- Rest of World	33,399	25,513
Hotel management & part ownership interests	2,228	2,995
Restaurants	2,476	1,757
Trains & Cruises	17,444	20,569
Central overheads	(26,503)	(25,870)
EBITDA before Real Estate and Impairment	81,395	78,138
Real Estate	(5,329)	(3,476)
EBITDA before Impairment	76,066	74,662
Impairment	(38,497)	(6,500)
Gain on insurance proceeds	—	1,385
EBITDA	37,569	69,547
Depreciation & amortization	(45,483)	(39,950)
Interest	(33,839)	(31,068)
Foreign exchange	5,686	(1,067)
Losses before tax	(36,067)	(2,538)
Tax	(26,982)	(17,586)
Net losses from continuing operations	(63,049)	(20,124)
Discontinued operations	469	(48,613)
Net losses	(62,580)	(68,737)
Net earnings attributable to non-controlling interests	(179)	(60)
Net losses attributable to Orient-Express Hotels Ltd.	(62,759)	(68,797)
Loss per common share attributable to Orient- Express Hotels Ltd.	(0.69)	(1.01)
Number of shares — millions	91.54	68.05

(1)                                  Comprises earnings from unconsolidated companies of $4,486,000 (2009 - $8,693,000) and revenue of $571,942,000 (2009 - $450,910,000).

ORIENT-EXPRESS HOTELS LTD.

Twelve Months Ended December 31, 2010

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Twelve months ended December 31
	2010	2009
Average Daily Rate (in US dollars)
Europe	637	702
North America	325	342
Rest of World	331	293
Worldwide	405	407

Rooms Available (000’s)
Europe	280	257
North America	267	271
Rest of World	463	448
Worldwide	1,010	976

Rooms Sold (000’s)
Europe	139	119
North America	171	150
Rest of World	254	221
Worldwide	564	490

RevPAR (in US dollars)
Europe	317	325
North America	209	189
Rest of World	182	145
Worldwide	226	205

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	317	319	-1%	2%
North America	208	189	10%	9%
Rest of World	188	147	28%	22%
Worldwide	227	204	11%	11%

ORIENT-EXPRESS HOTELS LTD.

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	December 31 2010	December 31 2009

Assets

Cash	158,773	91,568
Accounts receivable	51,386	59,968
Due from unconsolidated companies	19,643	19,385
Prepaid expenses	23,663	22,276
Inventories	44,245	43,678
Other assets held for sale	33,945	64,358
Real estate assets	68,111	120,288
Total current assets	399,766	421,521

Property, plant & equipment, net book value	1,268,822	1,191,531
Property, plant & equipment, net book value of consolidated variable interest entities	188,502	192,682
Investments	60,428	58,432
Goodwill	177,498	149,180
Other intangible assets	18,987	18,936
Other assets	23,711	40,408
	2,137,714	2,072,690

Liabilities and Equity

Working capital facilities	1,174	6,666
Accounts payable	25,448	23,240
Accrued liabilities	71,436	73,875
Deferred revenue	28,963	68,784
Due to related parties	—	—
Other liabilities held for sale	2,910	14,646
Current portion of long-term debt and capital leases	124,805	173,223
Current portion of long-term debt of consolidated variable interest entities	1,775	165
Total current liabilities	256,511	360,599

Long-term debt and obligations under capital leases	511,336	559,042
Long-term debt of consolidated variable interest entities	90,529	79,304
Deferred income taxes	100,730	94,872
Deferred income taxes of consolidated variable interest entities	61,835	64,100
Other liabilities	43,906	34,295
Total liabilities	1,064,847	1,192,212

Shareholders’ equity	1,070,945	878,709
Non-controlling interests	1,922	1,769
Total equity	1,072,867	880,478

	2,137,714	2,072,690